Exhibit 99.1

American Energy Development Corp. Provides Update On Its Michigan Drilling Program

NEW YORK, March 9, 2012 (GLOBE NEWSWIRE) - American Energy Development Corp. (OTCBB:AEDC) hereafter "AED", is pleased to provide an update on its drilling program in Southern Michigan.

With the recent declaration of the frost laws in the Ingham County effective from 27th February, commencement of drilling of the second planned well on the 1,343 acres Dansville Prospect has been put on hold due to weight restrictions placed on the roads preventing the mobilization of the drilling rig and equipment to the second well drill-site.

Frost Laws in Michigan are designed to help preserve and protect the road systems throughout the State and are applied during the period of thawing and refreezing of the road surface during springtime weather, historically in March and April. With spring weight restrictions in effect, axle loadings are reduced by 25 percent on rigid-based roads and 35 percent on flexible-based roads. Speed limits on frost restricted routes are reduced to 35 mph for all vehicles over 10,000 lbs. gross weight.

The second planned well on the 1,343 acres Dansville Prospect, Cremer 1-1, has been surveyed, bonded with AED having received the necessary permits from the State of Michigan to allow for drilling to commence. The Cremer 1-1 has been defined from AED’s 12,300 acre database of high resolution 3-D seismic data with the results showing detailed isochron maps outlining the crest of the reef. The amplitudes indicate good porosity in the northern part of the reef and careful reviews by the geoscientists involved indicate that the potential size of this reef may be significant. Upon lifting of the frost laws, AED plans to resume its drilling program on the Dansville prospect commencing firstly with the Cremer 1-1 well.

For AED’s first well, Brown 2-12, drilled on the Brown-12 reef structure, AED is currently awaiting the conclusion of a technical information report which is being prepared by an independent consultant to evaluate original oil in place by material balance, current fluid saturations, movable oil based on saturations, and tie back to volumetrics using the reef outline from the high resolution seismic survey. Using analogue data from neighboring reef structures along with production data from the Brown-12 reef structure, indications are that there may be  6-8 million barrels of estimated oil in place in the Brown-12 reef structure. Other reefs in the county such as the Aurelius and Onondaga 10 contain over 7.5 million and 18 million barrels of oil in place respectively.

During the Frost Law period, AED has aggressively pushed forward the search for additional high quality prospects in Michigan and recently entered into an agreement to add the White-tail prospect on approximately 4,200 acres in Northern Michigan. From the initial seismic survey, five reefs have been identified on the acreage with a new high resolution 3D seismic survey to further define each reef on the White-tail prospect and to mitigate risk for the drilling program.

According to the USGS report on the basin, the recoverable reserves are in excess of 1.8 billion barrels of oil and 17 trillion cubic feet of natural gas. There are a total of 4,212 wells that have reported production from the Niagaran reefs in Michigan. These reefs have produced a total of 472 million barrels oil and 2.8 trillion cubic feet of natural gas.

Herold Ribsskog, President of AED, said “We are looking forward to the end of the frost law period so that we can resume our drilling program on the Dansville prospect. We have been able to utilize the down period to increase our project inventory with the exciting White-tail prospect located in the prolific Northern Michigan region.”

To receive further information about American Energy Development Corp., telephone (855) OIL-AEDC (645-2332) or email ir@aed-corp.com

About American Energy Development Corp.

American Energy Development Corp. is an independent US energy company, committed to creating American energy independence through the development of acreage in established oil and gas basins. Using the latest geological, geophysical, and environmental technology, the Company's goal is to locate, drill, and produce oil and gas in the United States and secure regions. American Energy Development's focus is on the development of Niagaran oil reefs in Michigan and the underexplored onshore basins in the United Kingdom.

Forwarding Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations inside and outside the United States; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" reserves, and “estimated oil in place” among others. U.S. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and Form S-1, File No. 333-169014, available from us at American Energy Development Corp., 1230 Avenue of the Americas, 7th Floor, New York, NY 10020.

Company Contact:
American Energy Development Corp.
Joel Felix, Chief Financial Officer
Tel 855-645-2332
ir@aed-corp.com

Investor Contact:
Justin Vaicek
Liolios Group, Inc.
Tel (855) OIL-AEDC (645-2332)
ir@aed-corp.com